GUIDANT CORPORATION and Subsidiaries
                          EXHIBIT 11.1

      Statement Regarding Computation of Per-Share Earnings
               on Primary and Fully-Diluted Bases
              (In millions, except per-share data)


                                          Three Months Ended   Nine Months Ended
                                             September 30,        September 30,
                                            1997      1996      1997       1996
                                            ----      ----      ----       ----
Primary:

Net income                                  $46.4    $41.2     $98.6     $23.5

Weighted average common shares outstanding  144.63   144.26    144.52    144.11

Incremental shares:
     Stock plans                              4.33     2.02      3.67      1.96
                                              ----     ----      ----      ----


Adjusted average common shares outstanding  148.96   146.28    148.19    146.07

Primary earnings per share                   $0.31    $0.28     $0.67     $0.16
                                             =====    =====     =====     =====


Fully Diluted:

Net income                                  $46.4    $41.2     $98.6     $23.5

Weighted average common shares outstanding  144.63   144.26    144.52    144.11

Incremental shares:
     Stock plans                              4.87    2.13       4.87      2.13
                                              ----    ----       ----      ----


Adjusted average common shares outstanding  149.50   146.39    149.39    146.24

Fully diluted earnings per share             $0.31    $0.28     $0.66     $0.16
                                             =====    =====     =====     =====


Common stock equivalents are not materially dilutive and, accordingly, have not been considered in the computation of per-share earnings which appears on the Consolidated Statements of Income.